Exhibit 99.1

For Immediate Release

First Hawaiian Appoints James S. Moffatt and Kelly A. Thompson

to the First Hawaiian, Inc. Board of Directors

Honolulu, Hawaii July 14, 2021 – First Hawaiian, Inc. (NASDAQ: FHB), the parent company of First Hawaiian Bank, announced today the appointment of James S. Moffatt, former Chairman/CEO of Deloitte Consulting, and Kelly A. Thompson, former Senior Vice President, Chief Operating Officer, samsclub.com, to serve on the Board of Directors of First Hawaiian, Inc. and its bank subsidiary, First Hawaiian Bank.

“We are pleased to welcome Jim and Kelly to our team. As we transition to a Digital First organization, their combined expertise in the areas of technology, risk management, ecommerce, innovative talent development and strategic transformation, will provide valuable insight and guidance as we plan the future direction of our company,” said Bob Harrison, First Hawaiian Inc. Chairman, President and CEO. “Our successful relationship-based business development model has sustained us for over 162 years and we are leveraging technology to help our bankers continue to deliver the top-notch service experiences that our customers have come to expect from us.”

James S. Moffatt has extensive experience in helping clients with strategy, growth, innovation and transformation, and has served at the most senior levels of Deloitte, a leading global professional services firm. He spent the majority of his 35-year professional career with Deloitte Consulting in Los Angeles, California. He last served as Vice Chairman of the global consulting business from January 2018 through his retirement at the end of 2018. He previously served as Chief Executive Officer of the global consulting business from 2015 to 2017, and prior to that, he was Chairman and CEO of Deloitte’s U.S. consulting business from 2011. Moffatt serves as an advisor to various private equity and venture capital firms and also serves as an advisor to, or on the advisory boards of, a number of their portfolio companies. He currently is a board member of Digital Transformation Opportunities Corp., a NASDAQ-listed company, and of Optiv, a cybersecurity solutions integrator. He is Vice Chairman and executive committee member of UCLA Anderson School Board of Advisors and is an advisory board member at the Centre of Neuro Skills. Moffatt holds a bachelor’s degree from the University of California San Diego and an MBA from UCLA Anderson School of Management. He is also a graduate of both the Director’s Consortium at the Stanford University Graduate School of Business and Master Class of National Association of Corporate Directors.

Kelly A. Thompson is a retail leader with over 24 years of expertise in connecting dots between talent, product, data and technology to drive growth and transformation. Thompson spent 2007 through 2019 working in various eCommerce roles at Walmart, Inc.  From 2017 until 2019, she served as the Chief Operating Officer of samsclub.com with responsibility for a multi-billion dollar omni channel P&L as well as the Digital strategic work stream.  Prior to that, she served as Senior Vice President of Global Category Development for Walmart Global eCommerce and as Senior Vice President of Merchandising, Planning & Marketplace for walmart.com. Additionally, she spent 10 years in key merchandising leadership roles at Gap, Inc.  Thompson currently serves on the Board of Directors for Turtle Beach Corporation, a NASDAQ-listed global gaming accessory company based in White Plains, New York, aka Brands, a San Francisco-based direct-to-consumer fashion brands company and Bolt Threads, a sustainable biomaterial solutions company based in the San Francisco Bay area. She holds a bachelor’s degree in biology from the University of California San Diego.

First Hawaiian, Inc. (NASDAQ: FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858, is Hawaii’s largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Investor Relations Contact: Kevin Haseyama, CFA (808) 525-6268 khaseyama@fhb.com	Media Contact: Susan Kam (808) 525-6254 skam@fhb.com